Exhibit 2.3

July 8, 2021

Stagwell Agency Holdings LLC

1808 I Street, NW, 6th Floor

Washington DC 20006

Re:       MDC Partners Inc. (the “Company”) – Series 6 Convertible Preferred Shares

This letter agreement (this “Letter Agreement”) is made in reference to: (a) the articles of amendment designating the Series 6 convertible preference shares (the “Preferred Shares”) in the capital of the Company (the “Articles of Amendment”) filed by the Company on March 14, 2019 under the Canada Business Corporations Act, (b) the securities purchase agreement between the Company and Stagwell Agency Holdings LLC (the “Holder”) dated March 14, 2019 (the “SPA”), and (c) the Letter Agreement between the Company and the Holder, dated as of December 21, 2020 (the “Transaction Consent”). Capitalized terms used and not defined in this Letter Agreement shall have the meanings given to them in the Articles of Amendment.

1.      Consent and Waiver. Provided that both (i) the Transaction Agreement, dated as of December 21, 2020 (as amended by that certain Amendment No. 1 dated as of June 4, 2021, and that certain Amendment No. 2 dated as of July 8, 2021, the “Transaction Agreement”), by and among Stagwell Media LP, a Delaware limited partnership, the Company, New MDC LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“New MDC”) and Midas Merger Sub 1 LLC, a Delaware limited liability company and wholly-owned subsidiary of New MDC, and (ii) the Ancillary Agreements (as defined in the Transaction Agreement) remain in substantially the same form as of the date hereof, without waiver, modification or amendment of any term, condition or agreement that has a material and adverse impact on the Holder, solely in its capacity as the holder of all of the issued and outstanding Preferred Shares, the Holder hereby: (A) ratifies in all respects the Holder’s consent pursuant to the Transaction Consent to the Company’s entry into the Transaction Agreement, and the consummation of the transactions contemplated by the Transaction Agreement (collectively, the “Contemplated Stagwell Transaction”) for all purposes pursuant to the Articles of Amendment and the SPA; (B) agrees to execute and deliver to the Company the formal shareholder consent in the form attached hereto as Exhibit A; (C) agrees that it shall, at any meeting of the shareholders of the Company, duly called for purposes of approving the Contemplated Stagwell Transaction, appear at such meeting in person or by proxy or otherwise cause the Preferred Shares to be counted as present thereat for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all of the Preferred Shares in favor of the Contemplated Stagwell Transaction, and (D) waives and releases any and all rights of dissent or appraisal under the Delaware General Corporation Law in connection with the MDC Merger (as defined in the Transaction Agreement) (the foregoing (A) – (D), the “Consent and Waiver”).

2.      Amendment to the Certificate of Designation. In connection with the Consent and Waiver, on the second business day following the Closing (as defined below) (the “Preferred Closing Date”):

(a)   the Company shall, and shall cause New MDC to, as applicable, (i) execute and deliver to the Holder the amendment to the SPA in the form attached hereto as Exhibit B (the “SPA Amendment”), and (ii) file with the Delaware Secretary of State the certificate of designation for the Series 6 Convertible Preferred Stock of New MDC in the form attached hereto as Exhibit C; and

(b)   the Holder shall execute and deliver to New MDC (i) the SPA Amendment and (ii) the formal shareholder consent in the form attached hereto as Exhibit D.

3.      Conditions Precedent. The obligations set forth in section 2 of this Letter Agreement are subject to the satisfaction or waiver of the conditions to the consummation of the Contemplated Stagwell Transaction (such consummation, the “Closing”).

4.      Further Assurances. Each of the Company and the Holder shall and shall cause its respective Affiliates to, from time to time at the request of the other party hereto, furnish such other party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable to carry out the provisions of this Letter Agreement and give effect to the transactions contemplated hereby (the “Transactions”).

5.      Miscellaneous.

(a)   THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE LAWS OF THE PROVINCE OF ONTARIO ARE MANDATORILY APPLICABLE. All actions arising out of, relating to or in connection with this Letter Agreement or any of the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom within the State of Delaware (or if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom). Each of the Company and the Holder (i) irrevocably submits itself to the personal jurisdiction of the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom with respect to any dispute arising out of, relating to or in connection with this Letter Agreement or any of the Transactions, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any action or proceeding arising out of, relating to or in connection with this Letter Agreement or any of the Transactions, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding arising out of, relating to or in connection with this Letter Agreement or any of the Transactions is brought in an inconvenient forum, that the venue of the action or proceeding arising out of, relating to or in connection with this Letter Agreement or any of the Transactions is improper, or that this Letter Agreement or any of the Transactions may not be enforced in or by the above-named courts, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Letter Agreement or any of the Transactions in any court other than the courts of the State of Delaware, as described above, and (iv) agrees to service of process in the manner set forth in Section 6.02 of the SPA. Nothing in this paragraph shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any other state or federal court located in the State of Delaware or any appellate court therefrom, as applicable.

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(b)   Each of the Company and the Holder agrees that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would be not be an adequate remedy therefor. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Letter Agreement, the non-breaching party shall be entitled, prior to the valid termination of this Letter Agreement (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages), to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, in each case, without the posting of any bond or other security.

(c)   This Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Letter Agreement shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and the Holder’s successor and assigns and no other person; provided that neither party may assign its respective rights or delegate its respective obligations under this Letter Agreement, whether by operation of law or otherwise and any assignment by the Company or the Holder in contravention hereof shall be null and void; provided further that no transaction contemplated by the Transaction Agreement shall be deemed to be an assignment by the Company of its rights hereunder.

(d)   If any provision of this Letter Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Letter Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Letter Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

(e)   This Letter Agreement (including the exhibits hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings (both written and oral), between the Company and the Holder with respect to the subject matter hereof.

[Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MDC PARTNERS INC.

By:	/s/ Frank Lanuto
Name: Frank Lanuto
Title: Chief Financial Officer

STAGWELL AGENCY HOLDINGS LLC, as Holder

By:	THE STAGWELL GROUP LLC, its Manager

By:	/s/ Mark Penn
Name: Mark Penn
Title: Manager

[Signature Page to Amendment No. 1 to Stagwell Letter Agreement]

Exhibit A

Shareholder Consent

Exhibit A

ACTION BY WRITTEN CONSENT

July 8, 2021

The undersigned holder (the “Shareholder”) of all of the Series 6 convertible preference shares (“Series 6 Shares”) of MDC Partners Inc., a corporation organized under the laws of Canada (the “Corporation”), hereby consents to and adopts the following resolutions by written consent (this “Consent”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Series 6 Articles of Amendment (as defined below).

WHEREAS, on December 21, 2020, the Corporation entered into a Transaction Agreement, attached hereto as Exhibit A, by and among Stagwell Media LP, a Delaware limited partnership (“Stagwell”), the Corporation, New MDC LLC, a Delaware limited liability company and wholly-owned subsidiary of the Corporation (“New MDC”) and Midas Merger Sub 1 LLC, a Delaware limited liability company and wholly-owned subsidiary of New MDC, as amended by that certain (i) Amendment No. 1, dated as of June 4, 2021, attached hereto as Exhibit B, and (ii) Amendment No. 2, dated as of the date hereof, attached hereto as Exhibit C (including the exhibits and schedules thereto, the “Transaction Agreement”, and the transactions contemplated by the Transaction Agreement, the “Transactions”);

WHEREAS, on July 8, 2021, the Corporation and the Shareholder entered into a letter agreement (the “Letter Agreement”);

WHEREAS, pursuant to the Transaction Agreement, among other things, the Corporation shall change its jurisdiction of organization from the federal jurisdiction of Canada to the State of Delaware, and, subsequently, will effect a business combination with the subsidiaries of Stagwell that own and operate a portfolio of marketing services companies;

Consent

WHEREAS, the Corporation and the Shareholder are party to that certain Securities Purchase Agreement (the “SPA”), dated as of March 14, 2019;

WHEREAS, pursuant to the SPA, the Shareholder purchased 50,000 Series 6 Shares having the terms set forth in the articles of amendment designating the Series 6 Shares (the “Series 6 Articles of Amendment”), dated as of March 14, 2019;

WHEREAS, the Transactions constitute a Fundamental Change pursuant to the SPA and the Series 6 Articles of Amendment;

WHEREAS, pursuant to Section 4.12 of the SPA, the Corporation has agreed that it shall not become party to a transaction that constitutes a Fundamental Change other than a Qualifying Transaction;

WHEREAS, pursuant to the terms of the SPA and the Series 6 Articles of Amendment, a Qualifying Transaction is a Fundamental Change that (i) with regard to which the holder of Series 6 Shares is entitled to receive, directly or indirectly, in respect of its Series 6 Shares, in connection with the consummation of such transaction (including pursuant to the conversion of the Series 6 Shares (without regard to limitations or restrictions on conversion) or the purchase or exchange of such Series 6 Shares in a tender or exchange offer), consideration consisting solely of cash, equity securities that are immediately tradable on a national securities exchange and that have (or the equity securities of the predecessor of the issuer of such equity securities have) an average trading volume per trading day over the thirty (30) trading days preceding public announcement of such transaction at least equal to that of the Class A Shares over the thirty (30) trading days preceding public announcement of such transaction, or a combination of cash and such equity consideration (collectively, “qualifying consideration”), which qualifying consideration is in an amount per outstanding Series 6 Share that is at least equal to the Base Liquidation Preference of such Series 6 Share plus all accrued but unpaid dividends thereon (with the value of any non-cash consideration being the Fair Market Value of such non-cash consideration at the time of signing of the definitive transaction agreement for the applicable transaction) or (ii) that is otherwise consented to by the holders of two-thirds of the outstanding Series 6 Shares;

WHEREAS, the Transactions do not constitute a Qualifying Transaction under clause (i) of the definition thereof under the terms of the SPA or the Series 6 Articles of Amendment; and

WHEREAS, pursuant to the Letter Agreement, the Shareholder consented to the Corporation’s entry into the Transaction Agreement and the Transactions for all purposes pursuant to the Series 6 Articles of Amendment and the SPA and confirmed that the Transactions shall be a “Fundamental Change” as defined in the SPA but shall not be a “Specified Event” or a “Qualifying Transaction” for purposes of the SPA or the Series 6 Articles of Amendment, and the Shareholder wishes to reaffirm such consent and confirmation.

NOW, THEREFORE, BE IT RESOLVED, that the Shareholder hereby reaffirms that it consents to the Corporation’s entry into the Transaction Agreement and the Transactions for all purposes pursuant to the Series 6 Articles of Amendment and the SPA and reaffirms that the Transactions shall be a “Fundamental Change” as defined in the SPA but shall not be a “Specified Event” or a “Qualifying Transaction” for purposes of the SPA or the Series 6 Articles of Amendment.

Conversion Price Adjustment

WHEREAS, pursuant to the SPA and Section 5(f)(v) of the Series 6 Articles of Amendment, in the event the Corporation at any time after the Series 6 Original Issuance Date, while the Series 6 Shares are outstanding, issues Additional Class A Shares, without consideration or for a consideration per share less than the applicable Conversion Price such Conversion Price shall be subject to the adjustment as set forth in the SPA and the Series 6 Articles of Amendment.

WHEREAS, pursuant to the SPA and Section 5(f)(ix) of the Series 6 Articles of Amendment, the Shareholder may agree that no adjustment is to be made to the Conversion Price as a result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares;

WHEREAS, the Shareholder desires this Consent to constitute such a waiver pursuant to the SPA and Series 6 Articles of Amendment with respect to the Transactions.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the SPA and Section 5(f)(ix) of the Series 6 Articles of Amendment, the Shareholder hereby agrees that no adjustment (other than as set forth in this Consent) is to be made to the Conversion Price as a result of the Transactions other than as contemplated by the Letter Agreement and that this Consent constitutes a waiver as contemplated by the SPA and Section 5(f)(ix) of Series 6 Articles of Amendment.

Base Liquidation Preference

WHEREAS, the Corporation and the Shareholder agree that there shall be no adjustment to the Base Liquidation Preference in connection with the Transactions.

NOW, THEREFORE, BE IT RESOLVED, that, notwithstanding any provisions in the SPA and the Series 6 Articles of Amendment to the contrary, Shareholder hereby agrees that the Base Liquidation Preference shall not be amended other than as expressly contemplated by the Letter Agreement.

Disposition Event

WHEREAS, pursuant to the SPA and Section 5(f)(iv) of the Series 6 Articles of Amendment, the Transactions would constitute a Disposition Event, and as a result the Series 6 Shares would thus be entitled to Reference Property received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the Transactions, a number of Class A Shares equal to the Conversion Amount.

NOW, THEREFORE, BE IT RESOLVED, that, notwithstanding any provisions to the contrary in the SPA or the Series 6 Articles of Amendment, the Shareholder hereby agrees that the Transactions shall not constitute a Disposition Event.

General

RESOLVED, that the Shareholder hereby waives any rights to receive notice and other procedural requirements the undersigned might be entitled to in connection with the SPA or the Series 6 Articles of Amendment, including as set forth in the SPA and Section 5(g)(v) of Series 6 Articles of Amendment;

RESOLVED, that the Shareholder hereby waives any right to appraisal or dissent rights in connection with the Transactions under any applicable law, including the Canada Business Corporations Act and the Delaware General Corporation Law or any similar rights that the Shareholder may have in connection with the Transactions;

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to take such further action and to execute, make oath to, acknowledge and deliver, from time to time in the name and on behalf of the Corporation, such other agreements, instruments, certificates or documents and to do or cause to be done any and all such other acts and things as such officers may, in their sole discretion, deem necessary, appropriate or advisable in order to carry out the intent of the foregoing resolutions, the take of such actions to be conclusive evidence that the same have been authorized and approved by the shareholders of the Corporation; and

RESOLVED FURTHER, that all acts and things previously done and performed (or caused to be done and performed) in the name and on behalf of the Corporation prior to the date hereof in furtherance of any of the foregoing resolutions and the transactions contemplated therein be, and the same hereby are, ratified, confirmed and approved.

[Remainder of Page Intentionally Left Blank]

This action by written consent may be executed in counterparts, either via written signature or consent via electronic mail, and signature pages may be delivered by facsimile, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. This action by written consent shall apply to all shares of the Corporation held by the undersigned.

STOCKHOLDER:

Stagwell Agency Holdings LLC, as Holder

By: The Stagwell Group LLC, its Manager

Signature of Stockholder

Title of Signatory

Date:

Exhibit B

Amendment to Securities Purchase Agreement

Exhibit B

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment to the Purchase Agreement (as defined below), dated as of [●], 2021 (this “Amendment”), is by and between Stagwell Inc., a Delaware corporation (together with any successor or assign pursuant to Section 6.07 of the Purchase Agreement (as defined below), the “Company”), as successor to and assignee of Midas OpCo LLC, a Delaware limited liability company (“OpCo”), and Stagwell Agency Holdings LLC, a Delaware limited liability company (together with its successors and any Purchaser Affiliate or Purchaser Related Fund that becomes a party to the Purchase Agreement in accordance with Section 4.02 and Section 6.07 thereof, the “Purchaser”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in the Purchase Agreement.

WHEREAS, MDC Partners Inc., a Canadian corporation, (“MDC”) and the Purchaser are parties to the Securities Purchase Agreement, dated as of March 14, 2019 (as in effect immediately prior to the effectiveness of this Amendment, the “Purchase Agreement”) by means of which, subject to the terms and conditions set forth therein, the Purchaser purchased from MDC, and MDC issued and sold to the Purchaser, 14,285,714 class A common shares and 50,000 Series 6 convertible preference shares in the capital of MDC;

WHEREAS, on December 21, 2020, MDC entered into a Transaction Agreement (as amended by that certain Amendment No. 1, dated as of June 4, 2021, and that certain Amendment No. 2, dated as of July 8, 2021, the “Transaction Agreement”), by and among Stagwell Media LP, a Delaware limited partnership (“Stagwell”), MDC, New MDC LLC and Midas Merger Sub 1 LLC, a Delaware limited liability company;

WHEREAS, prior to the date hereof, MDC domesticated as a Delaware corporation and then converted into a Delaware limited liability company and changed its name to Midas OpCo LLC;

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement (the “Transactions”), among other things, (i) each holder of Class A common shares, Class B common shares, Series 4 convertible preference shares and Series 6 convertible preference shares of MDC received an equivalent number of shares of Class A common stock, Class B common stock, Series 4 convertible preferred stock, or Series 6 convertible preferred stock, respectively, of the Company, (ii) the Company issued a number of shares of Class C common stock to Stagwell and (iii) as a result of the actions in the foregoing clauses (i) and (ii), Stagwell holds a majority of the total voting power of the Company; and

WHEREAS, the parties desire to effect the assignment of the Purchase Agreement from OpCo to the Company and to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, OpCo and the Purchaser, intending to be legally bound, hereby agree as follows:

a.	Section 6.07 shall be amended to add the following sentence at the end of such Section:

“Notwithstanding anything to the contrary set forth herein, the Company may assign this Agreement with the prior written consent of Purchaser.”

b.	Pursuant to Section 6.07 of the Purchase Agreement, as amended hereby and with the consent of Purchaser, OpCo hereby assigns, and the Company hereby accepts, the Purchase Agreement (as amended by this Amendment) to the Company and from and after the date hereof the provisions of the Purchase Agreement, as may be amended from time to time, shall inure to the benefit of and be binding upon the Company, as assignee of OpCo, and the Company shall assume all of the OpCo’s rights and obligations under the Purchase Agreement.

c.	The following definition of “Certificate of Designation” is hereby added after the definition of “CBCA” and before the definition of “Change in Control”:

“Certificate of Designation” means both (a) the certificate of designation designating the Series 6 Preferred Shares (the “Series 6 Certificate of Designation”), and (b) the certificate of designation designating the Alternative Preference Shares (the “Series 7 Certificate of Designation”) in substantially the form attached as Exhibit A to the Amendment.

d.	With the exception of the references in the definition of “Convertible Preference Shares” and Article III, each reference to the “Series 6 Articles of Amendment” shall be replaced with “Series 6 Certificate of Designation”.

e.	Each reference to “Series 7 Articles of Amendment” shall be replaced with “Series 7 Certificate of Designation”.

f.	With the exception of the references in Article III, each reference to the “Articles of Amendment” shall be replaced with “Certificate of Designation”.

g.	The following definition of “Series 6 Preferred Shares” is hereby added after the definition of “Selling Holders” and before the definition of “Shares”:

“Series 6 Preferred Shares” means the shares of series 6 convertible preferred stock in the Company having the terms set forth in the Series 6 Certificate of Designation.

h.	With the exception of the references in Article II, Article III and the first sentence of Section 4.04, all references to “Preferred Shares” shall be replaced with “Series 6 Preferred Shares” in each instance where they appear in the Purchase Agreement.

i.	The sentence “The Purchaser is not resident in any jurisdiction of Canada, and is a non-resident of Canada for purposes of the Income Tax Act (Canada)” in Section 3.02(d)(i) is removed and replaced with the following:

“The Purchaser is a United States Person as defined in section 7701(a)(30) of the Internal Revenue Code of 1986.”

j.	Section 4.06 is hereby amended to include the following as a new subsection (h):

“(h) For the avoidance of doubt, if and solely to the extent that this Section 4.06 is in conflict with or is inconsistent with the Transaction Agreement (as defined above), the terms of the Transaction Agreement shall supersede and control.”

k.	The penultimate sentence in Section 4.07 is hereby deleted.

l.	Sections 4.14 and 4.15 are hereby amended and restated as follows:

Section 4.14. [RESERVED]

Section 4.15. [RESERVED]

m.	The following definition of “Class C Shares” is hereby added after the definition of “Class B Shares” and before the definition of “Closing”:

“Class C Shares” means Class C Shares of the Company.

n.	The definition of “Company Common Shares” is hereby amended and restated as follows:

“Company Common Shares” means the common shares of the Company outstanding from time to time, including the Class A Shares, the Class B Shares and the Class C Shares.

o.	The following definition of “New MDC” is hereby added after the definition of “NASDAQ” and before the definition of “Offer Notice”:

“New MDC” means Stagwell Inc., a Delaware corporation (together with any successor or assign pursuant to Section 6.07 of this Agreement).

p.	The following definition of “New MDC Class A Shares” is hereby added after the new definition of “New MDC” and before the definition of “Offer Notice”:

“New MDC Class A Shares” means the shares of Class A common stock of New MDC.

q.	With the exception of the references in the definition of “Class A Shares,” the definition of “Material Adverse Effect,” Article II, Article III and the first sentence of Section 4.04, all references to “Class A Shares” shall be replaced with “New MDC Class A Shares” in each instance where they appear in the Purchase Agreement.

r.	The following definition of “New MDC Class B Shares” is hereby added after the new definition of “New MDC Class A Shares” and before the definition of “Offer Notice”:

“New MDC Class B Shares” means the shares of Class B common stock of New MDC.

s.	With the exception of the references in the definition of “Class B Shares” and Article III, all references to “Class B Shares” shall be replaced with “New MDC Class B Shares” in each instance where they appear in the Purchase Agreement.

t.	The following definition of “New MDC Class C Shares” is hereby added after the new definition of “New MDC Class B Shares” and before the definition of “Offer Notice”:

“New MDC Class C Shares” means the shares of Class C common stock of New MDC.

u.	The following definition of “New MDC Common Shares” is hereby added after the new definition of “New MDC Class C Shares” and before the definition of “Offer Notice”:

“New MDC Common Shares” means the shares of common stock of New MDC outstanding from time to time, including the New MDC Class A Shares, the New MDC Class B Shares and the New MDC Class C Shares.

v.	With the exception of the references in Article III, all references to “Company Common Shares” shall be replaced with “New MDC Common Shares” in each instance where they appear in the Purchase Agreement.

w.	Section 6.02(b) is hereby deleted in its entirety and replaced by the following:

“(b) If to Stagwell Inc., to:

Stagwell Inc.
One World Trade Center, Floor 65
New York, NY 10007
Attention: David Ross
Email: DRoss@mdc-partners.com

and:

With a copy (which shall not constitute actual or constructive notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Kimberly Spoerri
Email: kspoerri@cgsh.com”

x.	Ratification of Agreement. Except as expressly provided in this Amendment, all of the terms, covenants, and other provisions of the Purchase Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. From and after the date hereof, all references to the Purchase Agreement shall refer to the Purchase Agreement as amended by this Amendment and each reference in the Purchase Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to March 14, 2019.

y.	Effectiveness; No Waiver. This Amendment shall become effective as of the date first written above. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement (including, without limitation, in respect of any breach of the Agreement occurring prior to or existing as of the date hereof) or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

z.	Miscellaneous. The provisions of Article VI (Miscellaneous) (other than Section 6.01 and the proviso of Section 6.06) of the Purchase Agreement, as amended pursuant to this Amendment, shall apply mutatis mutandis to this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

Midas Opco LLC

By:
Name:
Title:

Stagwell Inc.

By:
Name:
Title:
Stagwell Agency Holdings LLC

By:
Name:
Title:

Exhibit C

Certificate of Designation of Series 6 Convertible Preferred Stock

Exhibit C

AMENDED AND RESTATED

DESIGNATION
OF
SERIES 6 CONVERTIBLE PREFERRED STOCK
OF
STAGWELL INC.

SECTION 1.        Designation and Amount. The designation of this series of Preferred Stock is “Series 6 Convertible Preferred Stock” (the “Series 6 Preferred Shares”), no par value, and the number of shares constituting such series is Fifty Thousand (50,000). Subject to the Certificate of Incorporation, such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series 6 Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

SECTION 2. Dividends.

(a)          Participating Dividends.

(i)          Each holder of issued and outstanding Series 6 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 6 Preferred Share, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding Class A Subordinate Voting Shares of the Corporation (the “Class A Shares”), in an amount equal to the amount of such dividends or other distribution as would be made on the number of Class A Shares into which such Series 6 Preferred Shares could be converted on the applicable record date for such dividends or other distribution on the Class A Shares, without giving effect to the limitations set forth in SECTION 6(b) after aggregating all shares held by the same holder (the “Participating Dividends”) and disregarding any rounding for fractional amounts; provided, however, that notwithstanding the above, the holders of Series 6 Preferred Shares shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Price (as defined below) shall be made pursuant to SECTION 6(f)(i)(A) or SECTION 6(f)(ii) (and such dividends or distributions that are not payable to the holders of Series 6 Preferred Shares as a result of this proviso shall not be deemed to be Participating Dividends).

(ii)         Participating Dividends are payable at the same time as and when such dividends or other distributions on the Class A Shares are paid to the holders of Class A Shares and are payable to holders of record of Series 6 Preferred Shares on the record date for the corresponding dividend or distribution on the Class A Shares.

(b)          Additional Dividends.

(i)          Following the occurrence of a Specified Event, each holder of issued and outstanding Series 6 Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends for each Series 6 Preferred Share, with respect to each Dividend Period, dividends at a rate per annum equal to the Additional Rate multiplied by the Base Liquidation Preference per Series 6 Preferred Share (the “Additional Dividends” and, together with Participating Dividends, the “Dividends”). Any Additional Dividends payable pursuant to this SECTION 2(b) shall be in addition to any Participating Dividends, as applicable, payable pursuant to SECTION 2(a) hereof.

(ii)         Additional Dividends will accrue on a daily basis and be cumulative from the date on which a Specified Event occurs and are payable in arrears on each Dividend Payment Date.

(iii)        Additional Dividends in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Additional Dividends payable for any Dividend Period shorter or longer than a full quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(iv)        Additional Dividends that are declared and payable on a Dividend Payment Date will be paid to the holders of record of Series 6 Preferred Shares as they appear in the records of the Corporation at the close of business on the 15th day of the calendar month prior to the month in which the applicable Dividend Payment Date falls, provided that Additional Dividends payable upon redemption or conversion of Series 6 Preferred Shares will be payable to the holder of record on the Redemption Date or the Conversion Date, as applicable. Any payment of an Additional Dividend will first be credited against the earliest accumulated but unpaid Additional Dividend due with respect to each share that remains payable.

(v)         Additional Dividends are payable only in cash. Additional Dividends will accrue and cumulate whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of Additional Dividends and whether or not Additional Dividends are declared.

(vi)        After a Specified Event has occurred and while any Series 6 Preferred Shares remain outstanding, unless all Additional Dividends accrued to the end of all completed Dividend Periods have been paid in full, neither the Corporation nor any of its subsidiaries may (A) declare, pay or set aside for payment any dividends or distributions on any Junior Securities or (B) repurchase, redeem or otherwise acquire any Junior Securities.

(vii)       The provisions of SECTION 2(b)(vi) shall not prohibit:

(A) the repurchase, redemption, retirement or other acquisition of vested or unvested Common Shares held by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation pursuant to any equity incentive grant, plan, program or arrangement, any severance agreement or any stock subscription or equityholder agreement, in each case solely to the extent required by the terms thereof;

(B) payments made or expected to be made by the Corporation in respect of withholding or similar taxes payable in connection with the exercise or vesting of Common Shares or Class A Equivalents (as defined below) by any future, present or former officer, director, employee, manager or consultant (or their respective permitted transferees) of the Corporation or any subsidiary of the Corporation and repurchases or withholdings of Common Shares or Class A Equivalents in connection with any exercise or vesting of Common Shares or Class A Equivalents if such Common Shares or Class A Equivalents represent all or a portion of the exercise price of, or withholding obligation with respect to, such Common Shares or Class A Equivalents;

(C) cash payments made in lieu of issuing fractional Common Shares in connection with the exercise or vesting of Common Shares or Class A Equivalents;

(D) payments arising from agreements of the Corporation or a subsidiary of the Corporation providing for adjustment of purchase price, deferred consideration, earn outs or similar obligations, in each case incurred in connection with the purchase or investment by the Corporation or a subsidiary of the Corporation of or in assets or capital stock of a third party; or

(E) payments or distributions made pursuant to any plan or proposal for the liquidation or dissolution of the Corporation or pursuant to any decree or order for relief or made by any custodian of the Corporation in connection with any voluntary case or proceeding under Title 11 of the U.S. Code or any similar federal, state or non-U.S. law for the relief of debtors.

(c)          The Corporation shall pay Dividends (less any tax required to be deducted and withheld by the Corporation), except in case of redemption or conversion in which case payment of Dividends shall be made on surrender of the certificate, if any, representing the Series 6 Preferred Shares to be redeemed or converted, by electronic funds transfer or by sending to each holder of Series 6 Preferred Shares a check for such Dividends payable to the order of such holder or, in the case of joint holders, to the order of all such holders failing written instructions from them to the contrary or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The making of such payment or the posting or delivery of such check on or before the date on which such Dividend is to be paid to a holder shall be deemed to be payment and shall satisfy and discharge all liabilities for the payment of such Dividends to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related Dividends as aforesaid and remitted to the proper taxing authority) unless such check is not honored when presented for payment. Subject to applicable law, Dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

(d)          Holders of the Series 6 Preferred Shares are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Participating Dividends and, if applicable, the Additional Dividends, as provided in this SECTION 2.

SECTION 3.        Liquidation Preference.

(a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Series 6 Preferred Share entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any Class A Shares, any Class B Shares of the Corporation (the “Class B Shares”), any Class C Shares of the Corporation (“Class C Shares”) or any other shares ranking junior as to capital to the Series 6 Preferred Shares, an amount per Series 6 Preferred Share equal to the greater of (i) the Base Liquidation Preference (as defined below), as increased by the Accretion Rate (as defined below) from the most recent Quarterly Compounding Date to the date of such liquidation, dissolution or winding up (without duplication of changes to the Base Liquidation Preference as provided for in SECTION 3(b)) plus any accrued but unpaid Dividends with respect thereto, and (ii) an amount equal to the amount the holders of the Series 6 Preferred Shares would have received per Series 6 Preferred Share upon liquidation, dissolution or winding up of the Corporation had such holders converted their Series 6 Preferred Shares into Class A Shares immediately prior thereto, without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts (the greater of the amount in clause (i) and clause (ii), the “Liquidation Preference”). Notwithstanding the foregoing or anything in this Designation to the contrary, immediately prior to and conditioned upon the consummation of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the amount set forth in clause (i) above is greater than the amount set forth in clause (ii) above, any holder of outstanding Series 6 Preferred Shares shall have the right to convert its Series 6 Preferred Shares into Class A Shares by substituting the Fair Market Value of a Class A Share for the then-applicable Conversion Price (as defined below) and without giving effect to the limitations set forth in SECTION 6(b) and disregarding any rounding for fractional amounts.

(b)          The “Base Liquidation Preference” per Series 6 Preferred Share shall initially be equal to the Original Purchase Price. From and after the one year anniversary of the Series 6 Original Issuance Date through March 14, 2024, the Base Liquidation Preference of each Series 6 Preferred Share shall increase on a daily basis, on the basis of a 360-day year consisting of twelve 30-day months, at a rate of 8.0% per annum (the “Accretion Rate”) of the then-applicable Base Liquidation Preference, the amount of which increase shall compound quarterly on each March 31, June 30, September 30 and December 31 (each, a “Quarterly Compounding Date”), following which the Accretion Rate will decrease to 0% per annum and the Base Liquidation Preference per Series 6 Preferred Share will not increase during any period subsequent to March 14, 2024. The Base Liquidation Preference shall be proportionally adjusted for any stock dividends, splits, combinations and similar events on the Series 6 Preferred Shares. For the avoidance of doubt, from and after the Series 6 Original Issuance Date until the one year anniversary of the Series 6 Original Issuance Date, the Accretion Rate will be 0% per annum and the Base Liquidation Preference per Series 6 Convertible Preferred Share will not increase during such period.

(c)          After payment to the holders of the Series 6 Preferred Shares of the full Liquidation Preference to which they are entitled, the Series 6 Preferred Shares as such will have no right or claim to any of the assets of the Corporation.

(d)          The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Series 6 Preferred Shares will equal the Fair Market Value thereof on the date of distribution.

(e)          For the purposes of this SECTION 3, a Fundamental Change (in and of itself) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation subject to this SECTION 3 (it being understood that an actual liquidation, dissolution or winding up of the Corporation in connection with a Fundamental Change will be subject to this SECTION 3).

SECTION 4.        Voting Rights.

(a)          Holders of the Series 6 Preferred Shares shall not be entitled as such, except as required by law or as expressly set forth in this Certificate of Designation, to receive notice of or to attend any meeting of the stockholders of the Corporation or to vote at any such meeting but shall be entitled to receive notice of meetings of stockholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of all or substantially all of its assets.

(b) For so long as any Series 6 Preferred Shares are outstanding, in addition to any vote or consent of stockholders required by applicable law or by the Certificate of Incorporation, the Corporation shall not, and shall cause its subsidiaries not to, without the affirmative approval of the holders of a majority of the Series 6 Preferred Shares (by vote or consent):

(i) effect, permit, approve, ratify or validate (including, but not limited to, by merger or consolidation or otherwise by operation of law):

(A) an increase or decrease of the maximum number of authorized Series 6 Preferred Shares, or an increase of the maximum number of authorized shares of a class or series having rights or privileges equal or superior to the Series 6 Preferred Shares;

(B) an exchange, replacement, reclassification or cancellation of all or part of the Series 6 Preferred Shares;

(C) an amendment, alteration, change or repeal of any of the rights, privileges, preferences, powers, restrictions or conditions of the Series 6 Preferred Shares and, without limiting the generality of the foregoing, (i) a repeal or change of the rights to accrued dividends or the rights to cumulative dividends of the Series 6 Preferred Shares that is adverse, (ii) an amendment, alteration, repeal or change of redemption rights of the Series 6 Preferred Shares that is adverse, (iii) a reduction or repeal of a dividend preference or a liquidation preference of the Series 6 Preferred Shares, or (iv) an amendment, alteration, repeal or change of conversion privileges, options, voting, transfer or pre-emptive rights, or rights to acquire securities of a corporation, or sinking fund provisions of the Series 6 Preferred Shares that is adverse;

(D) an amendment, alteration or change of the rights or privileges of any class or series of shares having rights or privileges equal or superior to the Series 6 Preferred Shares;

(E) the creation or authorization of a new class or series of shares having rights or privileges equal or superior to the Series 6 Preferred Shares;

(F) an exchange or the creation of a right of exchange of all or part of the shares of another class or series into the Series 6 Preferred Shares;

(G) any constraint on the issuance, transferability or ownership of the Series 6 Preferred Shares or the change or removal of such constraint; or

(ii) effect, permit, approve, ratify or validate any of the foregoing with respect to the Series 6 Preferred Units (as defined in the A&R OpCo LLC Agreement) (including, but not limited to by merger or consolidation or otherwise by operation of law) by voting any of the limited liability company interests of Midas OpCo LLC issued to the Corporation or otherwise.

(c) The approval of the holders of the Series 6 Preferred Shares with respect to any and all matters referred to in this Designation may be given by the affirmative vote, given in person or by proxy at any meeting called for such purpose, or by written consent, of the holders of at least a majority of the Series 6 Preferred Shares issued and outstanding, voting as a separate class.

SECTION 5.        Purchase for Cancellation. Subject to such provisions of the General Corporation Law of the State of Delaware as may be applicable, the Corporation may at any time or times purchase (if obtainable) for cancellation all or any part of the Series 6 Preferred Shares outstanding from time to time: (a) through the facilities of any Exchange or market on which the Series 6 Preferred Shares are listed, (b) by invitation for tenders addressed to all the holders of record of the Series 6 Preferred Shares outstanding, or (c) in any other manner, in each case at the lowest price or prices at which, in the opinion of the Board of Directors, such shares are obtainable.

SECTION 6.        Conversion.

Each Series 6 Preferred Share is convertible into Class A Shares as provided in this SECTION 6.

(a)          Conversion at the Option of Holders of Series 6 Preferred Shares. Subject to SECTION 6(b), each holder of Series 6 Preferred Shares is entitled to convert, in whole or in part at any time and from time to time, at the option and election of such holder upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), any or all outstanding Series 6 Preferred Shares held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number (the “Conversion Amount”) determined by dividing (i) the Base Liquidation Preference (as adjusted pursuant to SECTION 3(b) to the date immediately preceding the Conversion Date (as defined below)) for each Series 6 Preferred Share to be converted by (ii) the Conversion Price in effect at the time of conversion. The “Conversion Price” initially is $5.00 per share, as adjusted from time to time as provided in SECTION 6(f). In order to convert the Series 6 Preferred Shares into Class A Shares, the holder must surrender the certificates representing such Series 6 Preferred Shares, accompanied by transfer instruments satisfactory to the Corporation, free of any adverse interest or liens at the office of the Corporation’s transfer agent for the Series 6 Preferred Shares, together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this SECTION 6(a), the date of receipt of such certificates, together with such notice and such other information or documents as may be required by the Corporation (including any certificates delivered pursuant to SECTION 6(b)), by the transfer agent or the Corporation will be the date of conversion (the “Conversion Date”) and the Conversion Date with respect to a conversion pursuant to SECTION 6(c) will be as provided in such section.

(b)          Limitations on Conversion. Notwithstanding SECTION 6(a) or SECTION 6(c) but subject to SECTION 8, the Corporation shall not effect any conversion of the Series 6 Preferred Shares or otherwise issue Class A Shares pursuant to SECTION 6(a) or SECTION 6(c), and no holder of Series 6 Preferred Shares will be permitted to convert Series 6 Preferred Shares into Class A Shares if, and to the extent that, following such conversion, either (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares would exceed 19.9% of the Maximum Voting Power (as defined below) or (ii) such holder would Beneficially Own more than 19.9% of the then outstanding Common Shares; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a public sale of the Class A Shares to be issued upon such conversion, if following consummation of such public sale such holder will not Beneficially Own in excess of 19.9% of the then outstanding Class A Shares or (B) a bona fide third party tender offer for the Class A Shares issuable thereupon. For purposes of the foregoing sentence, the number of Class A Shares Beneficially Owned by a holder shall include the number of Class A Shares issuable upon conversion of the Series 6 Preferred Shares with respect to which a conversion notice has been given, but shall exclude the number of Class A Shares which would be issuable upon conversion or exercise of the remaining, unconverted portion of the Series 6 Preferred Shares and any Alternative Preference Shares Beneficially Owned by such holder. Upon the written request of the holder, the Corporation shall within two (2) Business Days confirm in writing (which may be by email) to any holder the number of Class A Shares, Class B Shares and Class C Shares then outstanding. In connection with any conversion and as a condition to the Corporation effecting such conversion, upon request of the Corporation, a holder of Series 6 Preferred Shares shall deliver to the Corporation a certificate, signed by a duly authorized officer of such holder, no less than twelve (12) Business Days prior to the applicable conversion, certifying that, after giving effect to such conversion, (i) such holder’s aggregate voting power on a matter being voted on by holders of Class A Shares will not exceed 19.9% of the Maximum Voting Power or (ii) such holder will not Beneficially Own more than 19.9% of the then outstanding Common Shares. For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all shares of the Corporation’s capital on a matter subject to the vote of the Common Shares and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth herein and the Certificate of Incorporation, the certificate of designation or other similar document governing other Voting Stock. For purposes of this SECTION 6(b), the aggregate voting power and Beneficial Ownership of Common Shares held by the Affiliates of a holder shall be attributed to such holder.

(c)          Conversion at the Option of the Corporation. Subject to SECTION 6(b) and SECTION 8, at the Corporation’s option and election and upon its compliance with this SECTION 6(c), and in the case of the Investor and any Permitted Transferee upon receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals), all outstanding Series 6 Preferred Shares shall be converted automatically into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the Conversion Amount following written notice by the Corporation to the holders of Series 6 Preferred Shares notifying such holders of the conversion contemplated by this SECTION 6(c), which conversion shall occur on the date specified in such notice, which shall not be less than ten (10) Business Days following the date of such notice (or in the case of the Investor and any Permitted Transferee the later of (A) the date of receipt of all antitrust approvals required in connection with such conversion (or the lapse of any applicable waiting period relating to such required antitrust approvals)) and (B) ten (10) Business Days following the date of such notice), provided, that (i) prior to March 14, 2024, such notice may be delivered by the Corporation (and such Series 6 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 125% of the then-applicable Conversion Price and (ii) following March 14, 2024, such notice may be delivered by the Corporation (and such Series 6 Preferred Shares may be converted into Class A Shares pursuant to this SECTION 6(c)) only if the Closing Price per Class A Share for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately prior to delivery of a notice of conversion pursuant to this SECTION 6(c) was at or above 100% of the then-applicable Conversion Price; provided further, that following a Specified Event, the Corporation shall not be entitled to convert the Series 6 Preferred Shares.

Notwithstanding the foregoing, the holders of Series 6 Preferred Shares shall continue to have the right to convert their Series 6 Preferred Shares pursuant to SECTION 6(a) until and through the Conversion Date contemplated in this SECTION 6(c) and if such Series 6 Preferred Shares are converted pursuant to SECTION 6(a) such shares shall no longer be converted pursuant to this SECTION 6(c) and the Corporation’s notice delivered to the holders pursuant to this SECTION 6(c) shall be of no effect with respect to such shares converted pursuant to SECTION 6(a).

(d)          Fractional Shares. No fractional Class A Shares will be issued upon conversion of the Series 6 Preferred Shares. In lieu of fractional shares, the Corporation shall round, to the nearest whole number, the number of Class A Shares to be issued upon conversion of the Series 6 Preferred Shares. If more than one Series 6 Preferred Share is being converted at one time by or for the benefit of the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Series 6 Preferred Shares converted by or for the benefit of such holder at such time.

(e)          Mechanics of Conversion.

(i)          Promptly after the Conversion Date (and in any event within three (3) Business Days), the Corporation shall (A) issue and deliver to such holder the number of Class A Shares to which such holder is entitled in exchange for the certificates formerly representing Series 6 Preferred Shares and (B) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 6 Preferred Shares that are being converted into Class A Shares; provided, that any accrued and unpaid Dividends not paid to such holder pursuant to the foregoing clause (B) shall, subject to SECTION 6(b), be converted into a number of duly authorized, validly issued, fully paid and nonassessable Class A Shares equal to the number determined by dividing (x) the aggregate amount of such accrued and unpaid Dividends on the Series 6 Preferred Shares that are being converted by (y) the then current Conversion Price. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such Conversion Date. In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Class A Shares or Series 6 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon conversion or due upon the issuance of a new certificate for any Series 6 Preferred Shares not converted other than any such tax due because Class A Shares or a certificate for Series 6 Preferred Shares are issued in a name other than the name of the converting holder.

(ii)         From and after the Conversion Date, the Series 6 Preferred Shares to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series 6 Preferred Shares (except the right to receive from the Corporation the Class A Shares upon conversion, together with the right to receive any accrued and unpaid Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a Series 6 Preferred Share is not converted, such Series 6 Preferred Share will remain outstanding and will be entitled to all of the rights as provided herein.

(iii)        If the conversion is in connection with any sale, transfer or other disposition of the Class A Shares issuable upon conversion of the Series 6 Preferred Shares, the conversion may, at the option of any holder tendering any Series 6 Preferred Share for conversion, be conditioned upon the closing of the sale, transfer or the disposition of Class A Shares issuable upon conversion of Series 6 Preferred Shares with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such Series 6 Preferred Shares shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(iv)        All Class A Shares issued upon conversion of the Series 6 Preferred Shares will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable.

(f)          Adjustments to Conversion Price.

(i)          Adjustment for Change In Share Capital.

(A) If the Corporation shall, at any time and from time to time while any Series 6 Preferred Shares are outstanding, issue a dividend or make a distribution on its Class A Shares payable in its Class A Shares to all or substantially all holders of its Class A Shares, then the Conversion Price at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Price by a fraction:

(1)    the numerator of which shall be the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)    the denominator of which shall be the sum of the number of Class A Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of Class A Shares constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 6(f)(i)(A) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared. Except as set forth in the preceding sentence, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(i)(A).

(B) If the Corporation shall, at any time or from time to time while any of the Series 6 Preferred Shares are outstanding, subdivide or reclassify its outstanding Class A Shares into a greater number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Corporation shall, at any time or from time to time while any of the Series 6 Preferred Shares are outstanding, combine or reclassify its outstanding Class A Shares into a smaller number of Class A Shares, then the Conversion Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Class A Shares outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of Class A Shares outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

(ii)         Adjustment for Rights Issue. If the Corporation shall, at any time or from time to time, while any Series 6 Preferred Shares are outstanding, distribute rights, options or warrants to all or substantially all holders of its Class A Shares entitling them, for a period expiring within sixty (60) days after the record date for such distribution, to purchase Class A Shares, or securities convertible into, or exchangeable or exercisable for, Class A Shares, in either case, at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A) the numerator of which shall be the sum of (1) the number of Class A Shares Outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of Class A Shares that the aggregate offering price of the total number of Class A Shares issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the Class A Shares on the declaration date for such distribution (determined by multiplying such total number of Class A Shares so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B) the denominator of which shall be the number of Class A Shares Outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional Class A Shares issuable pursuant to such rights, options or warrants.

The term “Class A Shares Outstanding” shall mean, without duplication, and include the following, and the following shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable, and without regard to any other limitations or restrictions on conversion or exercise:

(1)   the number of Class A Shares, Class B Shares and Class C Shares then outstanding;

(2)   all Class A Shares issuable upon conversion of outstanding Series 6 Preferred Shares; and

(3)   all Class A Shares issuable upon exercise of outstanding options and any other Convertible Security.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

To the extent that Class A Shares are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Class A Shares actually delivered. In the event that such rights, options or warrants are not so distributed, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the Ex-Dividend Date for such distribution had not occurred. In determining whether any rights, options or warrants entitle the holders to purchase Class A Shares at less than the average of the Closing Prices for the five (5) consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such Class A Shares, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors. Except as set forth in this paragraph, in no event shall the Conversion Price be increased pursuant to this SECTION 6(f)(ii).

(iii)        Adjustment for Certain Tender Offers or Exchange Offers. In case the Corporation or any of its Subsidiaries shall, at any time or from time to time, while any Series 6 Preferred Shares are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Corporation or any Subsidiary for all or any portion of the Class A Shares, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per Class A Share validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged Class A Shares, the “Purchased Shares”) exceeds the Closing Price per share of the Class A Shares on the Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Price shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A) the numerator of which shall be equal to the product of (1) the number of Class A Shares outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (2) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date; and

(B) the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of Class A Shares outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Class A Shares on the Trading Day immediately following the Expiration Date.

An adjustment, if any, to the Conversion Price pursuant to this SECTION 6(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date. In the event that the Corporation or a Subsidiary is obligated to purchase Class A Shares pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this SECTION 6(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this SECTION 6(f)(iii).

(iv)        Disposition Events.

(A) If any of the following events (any such event, a “Disposition Event”) occurs:

(1)   any reclassification or exchange of the Class A Shares (other than as a result of a subdivision or combination);

(2)   any merger, amalgamation, consolidation or other combination to which the Corporation is a constituent party; or

(3)   any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other person;

in each case, as a result of which all of the holders of Class A Shares shall be entitled to receive cash, securities or other property for their Class A Shares, the Series 6 Preferred Shares converted following the effective date of any Disposition Event shall be converted, in lieu of the Class A Shares otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Class A Shares in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Shares holding, immediately prior to the transaction, a number of Class A Shares equal to the Conversion Amount (without giving effect to any limitations on conversion set forth in SECTION 6(b)) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Shares with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Shares.

(B) The above provisions of this SECTION 6(f)(iv) shall similarly apply to successive Disposition Events. If this SECTION 6(f)(iv) applies to any event or occurrence, neither SECTION 6(f)(i) nor SECTION 6(f)(iii) shall apply; provided, however, that this SECTION 6(f)(iv) shall not apply to any share split or combination to which SECTION 6(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies. To the extent that equity securities of a company are received by the holders of Class A Shares in connection with a Disposition Event, the portion of the Series 6 Preferred Shares which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 6(f).

(v)         Adjustment for Certain Issuances of Additional Class A Shares.

(A) Other than in respect of an issuance or distribution in respect of which SECTION 6(f)(ii) applies, in the event the Corporation shall at any time after the Series 6 Original Issuance Date while the Series 6 Preferred Shares are outstanding issue Additional Class A Shares, without consideration or for a consideration per share less than the applicable Conversion Price immediately prior to such issuance in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction:

(1)         the numerator of which shall be (a) the number of Class A Shares Outstanding (as defined below) immediately prior to such issuance plus (b) the number of Class A Shares which the aggregate consideration received or to be received by the Corporation for the total number of Class A Shares so issued would purchase at such Conversion Price; and

(2)         the denominator of which shall be (a) the number of Class A Shares Outstanding immediately prior to such issue plus (b) the number of such Additional Class A Shares so issued.

(B) For purposes of this SECTION 6(f)(v), the term “Additional Class A Shares” means any Class A Shares or Convertible Security (collectively, “Class A Equivalents”) issued by the Corporation after the Series 6 Original Issuance Date, provided that Additional Class A Shares will not include any of the following:

(1)   Class A Equivalents issued in a transaction for which an adjustment to the Conversion Price is made pursuant to SECTION 6(f)(i), SECTION 6(f)(iii) or SECTION 6(f)(iv);

(2)   Class A Equivalents issued or issuable upon conversion of Series 6 Preferred Shares or Alternative Preference Shares or pursuant to the terms of any other Convertible Security issued and outstanding on the Series 6 Original Issuance Date;

(3)   All Class A Shares, as adjusted for share dividends, splits, combinations and similar events, validly reserved on the Series 6 Original Issuance Date and issued or issuable upon the exercise of options or rights issued to employees, officers or directors of, or consultants, advisors or service providers to, the Corporation or any of its majority- or wholly-owned subsidiaries pursuant to any current equity incentive plans, programs or arrangements of or adopted by the Corporation, including the Corporation’s 2005 Stock Incentive Plan, the Corporation’s 2011 Stock Incentive Plan, the Corporation’s 2016 Stock Incentive Plan and the Corporation’s Amended and Restated Stock Appreciation Rights Plan;

(4)   An unlimited number of Class A Equivalents issued pursuant to future equity incentive grants, plans, programs or arrangements adopted by the Corporation to the extent that any Class A Equivalents issued pursuant to this clause (4) shall not exceed three percent (3%) of the Corporation’s diluted weighted average number of common shares outstanding (as calculated for the Corporation’s financial reporting purposes) in any fiscal year, with any unused amounts in any fiscal year being carried over to succeeding fiscal years;

(5)   Class A Equivalents issued in connection with bona fide acquisitions of any entities, businesses and/or related assets or other business combinations by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, or settlement of deferred liabilities in connection therewith; or

(6)   Class A Equivalents issued in a transaction with respect to which holders of a majority of the Series 6 Preferred Shares purchased securities pursuant to Section 4.11 of the Securities Purchase Agreement or otherwise; or

(7)   Class A Equivalents issued in exchange for the redemption of Series 4 Preferred Shares of the Corporation or Series 5 Preferred Shares of the Corporation as contemplated by that certain letter agreement by and among Broad Street Principal Investments L.L.C., an affiliate of Goldman Sachs, Stonebridge 2017, L.P., Stonebridge 2017 Offshore L.P. and MDC Partners Inc., dated as of April 21, 2021, as it may be amended, modified or restated from time to time in accordance with its terms (the “Letter Agreement”).

In the case of the issuance of Additional Class A Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Additional Class A Shares for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof. In the case of the issuance of Convertible Securities, the aggregate maximum number of Class A Shares deliverable upon exercise, conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration (determined in the manner provided in this paragraph) if any, received by the Corporation upon the issuance of such Convertible Securities plus the minimum additional consideration payable pursuant to the terms of such Convertible Securities for the Class A Shares covered thereby, but no further adjustment shall be made for the actual issuance of Class A Shares upon the exercise, conversion or exchange of any such Convertible Securities. In the event of any change in the number of Class A Shares deliverable upon exercise, conversion or exchange of Convertible Securities subject to this SECTION 6(f)(v), including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such Convertible Securities not exercised, converted or exchanged prior to such change been made upon the basis of such change. Upon the expiration or forfeiture of any Additional Class A Shares consisting of options, warrants or other rights to acquire Class A Shares or Convertible Securities, the termination of any such rights to convert or exchange or the expiration or forfeiture of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Class A Shares (and Convertible Securities that remain in effect) actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(vi)        Minimum Adjustment. Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(vii)       When No Adjustment Required. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price need be made:

(A) for a transaction referred to in SECTION 6(f)(i) or SECTION 6(f)(ii) if the Series 6 Preferred Shares participate, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Class A Shares participate with respect to such transaction or event and on the same terms as holders of the Class A Shares participate with respect to such transaction or event as if the holders of Series 6 Preferred Shares, at such time, held a number of Class A Shares equal to the Conversion Amount at such time;

(B) for rights to purchase Class A Shares pursuant to any present or future plan by the Corporation for reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Class A Shares under any plan; or

(C) for any event otherwise requiring an adjustment under this SECTION 6 if such event is not consummated.

(viii)      Rules of Calculation; Treasury Shares. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of Class A Shares outstanding will be calculated on the basis of the number of issued and outstanding Class A Shares.

(ix)         Waiver. Notwithstanding the foregoing, the Conversion Price will not be reduced if the Corporation receives, prior to the effective time of the adjustment to the Conversion Price, written notice from the holders representing at least a majority of the then outstanding Series 6 Preferred Shares, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Class A Shares or other dividend or other distribution on Class A Shares. This waiver will be limited in scope and will not be valid for any issuance of Class A Shares or other dividend or other distribution on Class A Shares not specifically provided for in such notice.

(x)          Tax Adjustment. Anything in this SECTION 6 notwithstanding, the Corporation shall be entitled to make such downward adjustments in the Conversion Price, in addition to those required by this SECTION 6, as the Board of Directors in its sole discretion shall determine to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend or share split will not be taxable to the holders of Class A Shares.

(xi)         No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 6 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(xii)        Provisions Governing Adjustment to Conversion Price.  Rights, options or warrants distributed by the Corporation to all or substantially all holders of Class A Shares entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such Class A Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Class A Shares, shall be deemed not to have been distributed for purposes of SECTION 6(f)(i), (ii), (iii), (iv) or (v) (and no adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, and (x) if and to the extent such rights, options and warrants are exercisable for Class A Shares or the equivalents thereof, an appropriate adjustment (if any is required) to the Conversion Price shall be made under SECTION 6(f)(ii) (without giving effect to the sixty (60) day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 6(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Corporation’s capital other than Class A Shares or Class A Share equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Participating Dividends and shall be distributed to the holders of Series 6 Preferred Shares.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series 6 Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under SECTION 6(f)(i), (ii), (iii), (iv) or (v) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted at the opening of business of the Corporation immediately following such final redemption or repurchase by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the Current Market Price per Class A Share on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Class A Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Class A Shares as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights, options and warrants had not been issued. Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for Class A Shares, the Conversion Price shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 6(f)(xii)) as if such rights, options or warrants had not been issued, and instead the Conversion Price will be adjusted as if the Corporation had issued the Class A Shares issued upon such redemption or exchange as a dividend or distribution of Class A Shares subject to SECTION 6(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Corporation prior to a Rights Trigger or are exchanged by the Corporation, in either case for any shares of the Corporation’s capital (other than Class A Shares) or any other assets of the Corporation, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series 6 Preferred Shares pursuant to, the provisions of SECTION 2(a) applicable to Participating Dividends.

(xiii)       Notwithstanding anything herein to the contrary, any adjustment of the Conversion Price or entitlement to acquire Class A Shares pursuant to this Designation shall be subject to the rules of the Exchange to the extent required to comply with such rules. If after the Series 6 Original Issuance Date there is a change in the applicable rules of the Exchange on which the Class A Shares are listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Class A Shares to be delisted by such Exchange as a result of the terms of this Designation, the rights of the holders of the Series 6 Preferred Shares set forth in this Designation shall thereafter be limited to the extent required by such changed rules in order for the Class A Shares to continue to be listed on such Exchange. Notwithstanding anything to the contrary in this Designation, in no event shall the Conversion Price be adjusted pursuant to SECTION 6(f)(v) to a price that is less than the lower of: (i) the closing price of the Class A Shares (as reflected on Nasdaq.com) immediately preceding the signing of the Securities Purchase Agreement; or (ii) the average closing price of the Class A Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Securities Purchase Agreement.

(xiv)      Notwithstanding anything to the contrary in this Designation, if an adjustment to the Conversion Price becomes effective on any Ex-Dividend Date as described herein, and a holder of Series 6 Preferred Shares that have been converted on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of Class A Shares as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding such Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Dividend Date will not be made for such converted Series 6 Preferred Shares. Instead, the holder of such converted Series 6 Preferred Shares will be treated as if such holder were the record owner of the Class A Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)          Notice of Record Date. In the event of:

(i)          any share split or combination of the outstanding Class A Shares;

(ii)         any declaration or making of a dividend or other distribution to holders of Class A Shares in additional Class A Shares, any other share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness);

(iii)        any reclassification or change to which SECTION 6(f)(i)(B) applies;

(iv)        the dissolution, liquidation or winding up of the Corporation; or

(v)         any other event constituting a Disposition Event;

then the Corporation shall file with its corporate records and mail to the holders of the Series 6 Preferred Shares at their last addresses as shown on the records of the Corporation, at least ten (10) days prior to the record date specified in (A) below or ten (10) days prior to the date specified in (B) below, a notice stating:

(A) the record date of such share split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Shares of record to be entitled to such share split, combination, dividend or other distribution are to be determined, or

(B) the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Disposition Event, is estimated to become effective, and the date as of which it is expected that holders of Class A Shares of record will be entitled to exchange their Class A Shares for the share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Disposition Event.

Disclosures made by the Corporation in any public filings made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 6(g).

(h)          Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 6 Preferred Shares a certificate, signed by an officer of the Corporation, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request of any holder of Series 6 Preferred Shares, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Price then in effect, and (iii) the number of Class A Shares and the amount, if any, of share capital, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of Series 6 Preferred Shares.

SECTION 7.        Redemption.

(a)          Redemption at the Option of the Corporation.

(i)          In connection with or following any Specified Event, the Corporation, at its option and (if applicable) subject to consummation of such Specified Event, may redeem (out of funds legally available therefor) for cash all of the Series 6 Preferred Shares then outstanding at a price (the “Redemption Price”) per Series 6 Preferred Share equal to the greater of (i) the Base Liquidation Preference per such Series 6 Preferred Share plus all accrued and unpaid dividends thereon and (ii) an amount equal to the amount the holder of such Series 6 Preferred Shares would have received in respect of such Series 6 Preferred Share had such holder converted such Series 6 Preferred Share into Class A Shares immediately prior to such redemption based on the Current Market Price, in each case on the date of redemption (the “Redemption Date”).

(ii)         If the Corporation elects to redeem the Series 6 Preferred Shares pursuant to this SECTION 7, on or prior to the fifteenth (15th) Business Day prior to the applicable Redemption Date, the Corporation shall mail a written notice of redemption (the “Redemption Notice”) by first-class mail addressed to the holders of record of the Series 6 Preferred Shares as they appear in the records of the Corporation; provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. The Redemption Notice must state: (A) the expected Redemption Price as of the expected Redemption Date, and specify the individual components thereof (it being understood that the actual Redemption Price will be determined as of the actual Redemption Date); (B) the name of the redemption agent to whom, and the address of the place to where, the Series 6 Preferred Shares are to be surrendered for payment of the Redemption Price; (C) if applicable, that the consummation of the Redemption and the payment of the Redemption Price shall be subject to the consummation of the Specified Event, and (D) the anticipated Redemption Date.

(b)          Mechanics of Redemption.

(i)          On the Redemption Date, the Corporation shall pay the applicable Redemption Price, upon surrender of the certificates representing the Series 6 Preferred Shares to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require, and letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation); provided that payment of the Redemption Price for certificates (and accompanying documentation, if required) surrendered to the Corporation after 2:00 p.m. (New York City time) on the Redemption Date may, at the Corporation’s option, be made on the Business Day immediately following the Redemption Date.

(ii)         Series 6 Preferred Shares to be redeemed on the Redemption Date will from and after such date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of Series 6 Preferred Shares (except the right to receive from the Corporation the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a Series 6 Preferred Share is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the applicable Redemption Price in cash in full, such Series 6 Preferred Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(iii)        Notwithstanding anything in this SECTION 7 to the contrary, each holder shall retain the right to convert Series 6 Preferred Shares to be redeemed at any time on or prior to the Redemption Date; provided, however, that any Series 6 Preferred Shares for which a holder delivers a conversion notice to the Corporation prior to the Redemption Date shall not be redeemed pursuant to this SECTION 7.

SECTION 8.        Antitrust and Conversion Into Alternative Preference Shares.

(a)          If (i) the Corporation validly delivers a notice of conversion pursuant to SECTION 6(c) to the Investor or any Permitted Transferee at any time on and after the date hereof and (ii) the Investor or such Permitted Transferee would not be permitted to convert one or more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, the Accretion Rate will decrease to 0% per annum following, and the Base Liquidation Preference per Series 6 Preferred Share will not increase during any period subsequent to, ten (10) Business Days following the date of such validly delivered notice.

(b)          With respect to any holder of Series 6 Preferred Shares other than the Investor or any Permitted Transferee, after receiving a notice of conversion pursuant to SECTION 6(c), any such holder of Series 6 Preferred Shares as to whom the relevant provisions of the following sentence are applicable may, at such holder’s option, convert Series 6 Preferred Shares subject to such conversion at any time on or prior to the close of business on the Business Day immediately preceding the Conversion Date, as the case may be, specified in such notice into Alternative Preference Shares to the extent necessary to address the conditions described in SECTION 8(c).

(c)          (i) If any holder of Series 6 Preferred Shares would not be permitted to convert one or more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares due to the restrictions contained in SECTION 6(b) or (ii) if any holder of Series 6 Preferred Shares other than the Investor or any Permitted Transferee would not be permitted to convert one more of its Beneficially Owned Series 6 Preferred Shares into Class A Shares (the shares described in clause (i) and (ii), the “Special Conversion Shares”) because any applicable waiting period has not lapsed, or approval has not been obtained, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable law, then in each case each Special Conversion Share of such holder shall be converted into a number of Alternative Preference Shares equal to the number of Class A Shares such holder would have received if such holder would have been permitted to convert such Special Conversion Shares into Class A Shares on the Conversion Date.

(d)          As soon as practicable (and in any event within three (3) Business Days) after receipt of notice of either of the events described in SECTION 8(c), which notice shall include the amount of Alternative Preference Shares to which such holder is entitled and the basis for such conversion into Alternative Preference Shares, the Corporation shall (i) issue and deliver to such holder a certificate for the number of Alternative Preference Shares, if any, to which such holder is entitled in exchange for the certificates formerly representing the Series 6 Preferred Shares and (ii) pay to such holder, to the extent of funds legally available therefor, all declared and unpaid Dividends on the Series 6 Preferred Shares that are being converted into Alternative Preference Shares. Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the Alternative Preference Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Alternative Preference Shares on such Conversion Date. In case fewer than all of the Series 6 Preferred Shares represented by any such certificate are to be converted into Alternative Preference Shares, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for Alternative Preference Shares or Series 6 Preferred Shares are issued in a name other than the name of the converting holder. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Alternative Preference Shares upon conversion or due upon the issuance of a new certificate for any Series 6 Preferred Shares not converted other than any such tax due because Alternative Preference Shares or a certificate for Series 6 Preferred Shares are issued in a name other than the name of the converting holder.

SECTION 9.        Additional Definitions. For purposes of this Designation, the following terms shall have the following meanings

(a)          “A&R OpCo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Midas OpCo LLC, dated as of [--], by and among Midas OpCo LLC (“OpCo”) and its Members (as defined therein), as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(b)          “Additional Rate” means an annual rate initially equal to 7.0% per annum, increasing by 1.0% on every anniversary of the occurrence of the Specified Event.

(c)          “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Corporation, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor.

(d)         “Alternative Preference Shares” means the Series 7 Preferred Shares so denominated and authorized by the Corporation concurrently with the Series 6 Preferred Shares.

(e)         “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes hereof the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time. For the avoidance of doubt, for purposes hereof, except where otherwise expressly provided herein, the Investor (or any other person) shall at all times be deemed to have Beneficial Ownership of Class A Shares issuable upon conversion of the Series 6 Preferred Shares directly or indirectly held by them, irrespective of any applicable restrictions on transfer, conversion or voting.

(f)          “Board of Directors” means the board of directors of the Corporation.

(g)         “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in New York City, New York.

(h)        “Closing Price” of the Class A Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the Exchange or, if the Class A Shares are not listed or admitted for trading on an Exchange, as reported on the quotation system on which such security is quoted. If the Class A Shares are not listed or admitted for trading on an Exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Class A Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Class A Shares are not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Class A Shares on the relevant date from each of at least three (3) nationally recognized investment banking firms selected by the Corporation for this purpose.

(i)          “Common Shares” means the Class A Shares, the Class B Shares and any other common shares in the capital of the Corporation.

(j)          “Common Unit” means a unit representing limited liability company interests in OpCo and constituting a “Common Unit” as defined in the A&R OpCo Operating Agreement.

(k)          “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(l)         “Convertible Security” means any debt or other evidences of indebtedness, shares of capital or other securities directly or indirectly convertible into or exercisable or exchangeable for Class A Shares, including for the avoidance of doubt, but not limited to, the Common Units and the Class C Shares which are exchangeable for Class A Shares subject to the terms and conditions of the A&R OpCo LLC Agreement.

(m)          “Corporation” means MDC Stagwell Holdings Inc., a Delaware corporation .

(n)        “Current Market Price” of Class A Shares on any day means the average of the Closing Prices per Class A Share for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(o)        “Designation” mean this Designation of the Series 6 Preferred Shares.

(p)         “Dividend Payment Date” means (i) each January 1, April 1, July 1 and October 1 of each year, or (ii) with respect to any Series 6 Preferred Share that is to be converted or redeemed, the Conversion Date or the Redemption Date, as applicable; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series 6 Preferred Shares on such Dividend Date shall instead be payable on) the immediately succeeding Business Day.

(q)         “Dividend Period” means the period which commences on and includes a Dividend Payment Date (other than the initial Dividend Period which shall commence on and include the date on which the Specified Event occurs) pursuant to clauses (i) and (ii) of the definition of “Dividend Payment Date” and ends on and includes the calendar day next preceding the next Dividend Payment Date.

(r)         “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(s)         “Exchange” means Nasdaq and, if the Class A Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange or market on which the Class A Shares are then listed.

(t)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u)         “Fair Market Value” of the Class A Shares or any other security or property means the fair market value thereof as determined in good faith by the Board of Directors, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)          for Class A Shares or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; and

(ii)         for any other property, the Fair Market Value shall be determined by the Board of Directors assuming a willing buyer and a willing seller in an arm’s-length transaction.

(v)          “Fundamental Change” shall be deemed to have occurred at such time as any of the following events shall occur:

(i)          any “person” or “group”, other than the Corporation, its Subsidiaries or any employee benefits plan of the Corporation or its Subsidiaries or Stagwell and its Permitted Transferees (as such term is defined in the A&R OpCo LLC Agreement), files, or is required by applicable law to file, a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person has become the direct or indirect beneficial owner of shares with a majority of the total voting power of the Corporation’s outstanding Voting Stock; unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; or

(ii)         the Corporation or OpCo amalgamates, consolidates with or merges with or into another person (other than through a Permitted Transaction), or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the consolidated properties and assets of the Corporation and its Subsidiaries (excluding for purposes of the calculation non-controlling interests and third party minority interests) to any person (other than a Subsidiary of the Corporation or, with respect to OpCo, the Corporation) or any person (other than a Subsidiary of the Corporation or, with respect to OpCo, the Corporation) consolidates with, amalgamates or merges with or into the Corporation or OpCo (other than through a Permitted Transaction).

(w)         “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(x)         “hereof,” “herein” and “hereunder” and words of similar import refer to this Designation as a whole and not merely to any particular clause, provision, section or subsection.

(y)        “Investor” means Stagwell Agency Holdings LLC.

(z)         “Junior Securities” means the Common Shares and each other class or series of shares in the capital of the Corporation the terms of which do not expressly provide that they rank senior in preference or priority to or on parity, without preference or priority, with the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(aa)         “Market Disruption Event” means, with respect to the Class A Shares, (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Exchange, or otherwise) in the Class A Shares or in any options, contracts or future contracts relating to the Class A Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(bb)         “Nasdaq” means The NASDAQ Global Market.

(cc)       “Original Purchase Price” means $[ ]1 per Series 6 Preferred Share.

(dd)       “Parity Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank on parity, without preference or priority, with the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation. For the avoidance of doubt, the Series 4 Preferred Shares of the Corporation, the Series 5 Preferred Shares of the Corporation, the Alternative Shares and, upon and subject to their issuance as contemplated by the Letter Agreement, the Series 8 Preferred Shares and Series 9 Preferred Shares of the Corporation are Parity Securities.

(ee)        “Permitted Transactions” means an amalgamation, consolidation or merger (1) of the Corporation with or into a Subsidiary of the Corporation (including OpCo), (2) of a Subsidiary of the Corporation (including OpCo) with or into the Corporation, (3) of the Corporation with or into a person of which the Corporation is a Subsidiary, or of such person with or into the Corporation, or (4) in which (A) all of the persons that beneficially own the Voting Stock of the Corporation immediately prior to the transaction and Permitted Transferees (as such term is defined in the A&R OpCo LLC Agreement) own, directly or indirectly, shares with a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Corporation’s Voting Stock immediately prior to the transaction or (B) with respect to OpCo, if persons that beneficially own the equity interests of OpCo immediately prior to the transaction and Permitted Transferees (as defined in the A&R OpCo LLC Agreement) own, directly or indirectly, a majority of the equity interests of OpCo immediately after the transaction in substantially the same proportion as their ownership of OpCo’s equity interests immediately prior to the transaction, in each case of the foregoing items (1) through (4) which does not result in any of the following:

(i)       any of the items set forth in SECTION 3(b) with respect to which the approval of the holders of Series 6 Preferred Shares is required;

1 Note to Draft: To reflect any accretion as of the revised Series 6 Original Issuance Date set forth below.

(ii)       the conversion of the Series 6 Preferred Shares into cash, stock or other property, or the right to receive cash, stock or property, or some combination thereof; other than conversion, in a transaction as described in clause (dd)(4) above, of the Series 6 Preferred Shares into a series of preferred shares having the same rights, preferences and privileges as the Series 6 Preferred Shares; or

(iii)      the cancellation of such Series 6 Preferred Shares.

(ee)       “Permitted Transferee” means any holder of Series 6 Preferred Shares who received such Series 6 Preferred Shares in a Permitted Transfer (as defined in the Securities Purchase Agreement), provided that such holder agrees, for the benefit of the Corporation, to comply with Section 4.05 of the Securities Purchase Agreement.

(ff)       “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

(gg)       “Qualifying Transaction” means a Fundamental Change: (i) with regard to which the holder of Series 6 Preferred Shares is entitled to receive, directly or indirectly, in respect of its Series 6 Preferred Shares, in connection with the consummation of such transaction (including pursuant to the conversion of the Series 6 Preferred Shares (without regard to limitations or restrictions on conversion) or the purchase or exchange of such Series 6 Preferred Shares in a tender or exchange offer), consideration consisting solely of cash, equity securities that are immediately tradable on a national securities exchange and that have (or the equity securities of the predecessor of the issuer of such equity securities have) an average trading volume per trading day over the thirty (30) trading days preceding public announcement of such transaction at least equal to that of the Class A Shares over the thirty (30) trading days preceding public announcement of such transaction, or a combination of cash and such equity consideration (collectively, “qualifying consideration”), which qualifying consideration is in an amount per outstanding Series 6 Preferred Share that is at least equal to the Base Liquidation Preference of such Series 6 Preferred Share plus all accrued but unpaid dividends thereon (with the value of any non-cash consideration being the Fair Market Value of such non-cash consideration at the time of signing of the definitive transaction agreement for the applicable transaction) or (ii) that is otherwise consented to by the holders of two-thirds of the outstanding Series 6 Preferred Shares.

(hh)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ii)       “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March 14, 2019, between MDC Partners Inc. and the Investor.

(jj)       “Senior Securities” means any shares in the capital of the Corporation the terms of which expressly provide that they will rank senior in preference or priority to the Series 6 Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(kk)         “Series 6 Original Issuance Date” means [ ]2.

(ll)         “share capital” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Corporation includes, without limitation, any and all Common Shares and the Preference Shares.

(mm)       “Specified Event” means the tenth (10th) Business Day after the consummation of a Fundamental Change that does not constitute a Qualifying Transaction.

(nn)         “Stagwell” means Stagwell Media LP, a Delaware limited partnership.

(nn)         “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Corporation.

(oo)     “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Shares are not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant Exchange.

(pp)      “Voting Stock” means the Class A Shares, the Class B Shares and the Class C Shares and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of Directors of the Corporation or its successor.

(qq)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accretion Rate	SECTION 3(b)
Additional Class A Shares	SECTION 6(f)(v)(B)
Additional Dividends	SECTION 2(b)(i)
Aggregate Amount	SECTION 6(f)(iii)
Base Liquidation Preference	SECTION 3(b)
Class A Equivalents	SECTION 6(f)(v)(B)
Class A Shares	SECTION 3(a)
Class A Shares Outstanding	SECTION 6(f)(ii)
Class B Shares	SECTION 3(a)
Class C Shares	SECTION 3(a)
Conversion Amount	SECTION 6(a)

2 Note to Draft: Two business days after the Stagwell Contribution and concurrently with the adoption of this Amended & Restated Certificate of Designation.

Conversion Date	SECTION 6(a)
Conversion Price	SECTION 6(a)
Disposition Event	SECTION 6(f)(iv)
Dividends	SECTION 2(b)(i)
Expiration Date	SECTION 6(f)(iii)
Expiration Time	SECTION 6(f)(iii)(A)
Letter Agreement	SECTION 6(f)(v)(B)(7)
Liquidation Preference	SECTION 3(a)
Maximum Voting Power	SECTION 6(b)
Participating Dividends	SECTION 2(a)
Purchased Shares	SECTION 6(f)(iii)
qualifying consideration	SECTION 9(ee)
Quarterly Compounding Date	SECTION 3(b)
Redemption Date	SECTION 7(a)(i)
Redemption Notice	SECTION 7(a)(ii)
Redemption Price	SECTION 7(a)(i)
Reference Property	SECTION 6(f)(iv)
Rights Trigger	SECTION 6(f)(xii)
Series 6 Preferred Shares	SECTION 1
Special Conversion Shares	SECTION 8(c)

SECTION 10.        Miscellaneous. For purposes of this Designation, the following provisions shall apply:

(a)          Withholding Tax. Notwithstanding any other provision of this Designation, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to this Designation is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any noncash payment, distribution, issuance or delivery to be made pursuant to this Designation any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 6 Preferred Shares pursuant to this Designation shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this SECTION 10. In the absence of any such deduction or withholding by the Corporation, and unless agreed otherwise by the Corporation in writing, holders of Series 6 Preferred Shares shall be responsible for all withholding taxes in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation and shall indemnify and hold harmless the Corporation on an after-tax basis (for this purpose, having regard only to taxes for which the Corporation is liable for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to this Designation.

(b)          Wire or Electronic Transfer of Funds. Notwithstanding any other right, privilege, restriction or condition attaching to the Series 6 Preferred Shares, the Corporation may, at its option, make any payment due to registered holders of Series 6 Preferred Shares by way of a wire or electronic transfer of funds to such holders. If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer. As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Series 6 Preferred Shares at their respective addresses appearing on the books of the Corporation. Such notice shall request that each applicable registered holder of Series 6 Preferred Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed. If the Corporation does not receive account particulars from a registered holder of Series 6 Preferred Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder. The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

(c)          Amendments. The provisions attaching to the Series 6 Preferred Shares may be deleted, varied, modified, amended or amplified by amendment with such approval as may then be required by this Designation and the General Corporation Law of the State of Delaware.

(d)          U.S. Currency. Unless otherwise stated, all references herein to sums of money are expressed in lawful money of the United States.

Exhibit D

Shareholder Consent

Exhibit D

ACTION BY WRITTEN CONSENT

[●], 2021

The undersigned holder (the “Shareholder”) of all of the shares of Series 6 convertible preferred stock (“Series 6 Shares”) of Stagwell Inc. (f/k/a MDC Stagwell Holdings Inc.), a Delaware corporation (the “Corporation”), hereby consents to and adopts the following resolutions by written consent (this “Consent”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Designation of Series 6 Convertible Preferred Stock of Stagwell Inc. (the “Series 6 Designation”).

Consent

WHEREAS, pursuant to Section 4(b)(i)(C) of the Series 6 Designation, the Corporation may not, without the affirmative approval of the holders of a majority of the Series 6 Shares, effect any amendment of the rights, privileges, preferences, powers, restrictions or conditions of the Series 6 Shares; and

WHEREAS, the Corporation and the Shareholder desire to amend the Series 6 Designation to reflect a one-year abatement of the Accretion Rate on the Base Liquidation Preference (the “Amendment”), and the Shareholder consented to the Amendment pursuant to that certain Letter Agreement, dated as of July 8, 2021.

NOW, THEREFORE, BE IT RESOLVED, that, in connection with the Amendment, the Shareholder hereby reaffirms that it consents to the Corporation’s entry into the Amended and Restated Designation of Series 6 Convertible Preferred Stock of Stagwell Inc. in form attached hereto as Exhibit A and to the filing thereof with the Secretary of State of the State of Delaware.

General

RESOLVED, that the Shareholder hereby waives any rights to receive notice and other procedural requirements the undersigned might be entitled to in connection with the Series 6 Designation;

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to take such further action and to execute, make oath to, acknowledge and deliver, from time to time in the name and on behalf of the Corporation, such other agreements, instruments, certificates or documents and to do or cause to be done any and all such other acts and things as such officers may, in their sole discretion, deem necessary, appropriate or advisable in order to carry out the intent of the foregoing resolutions, the take of such actions to be conclusive evidence that the same have been authorized and approved by the shareholders of the Corporation; and

RESOLVED FURTHER, that all acts and things previously done and performed (or caused to be done and performed) in the name and on behalf of the Corporation prior to the date hereof in furtherance of any of the foregoing resolutions and the transactions contemplated therein be, and the same hereby are, ratified, confirmed and approved.

[Remainder of Page Intentionally Left Blank]

       This action by written consent may be executed in counterparts, either via written signature or consent via electronic mail, and signature pages may be delivered by facsimile, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. This action by written consent shall apply to all shares of the Corporation held by the undersigned.

STOCKHOLDER:

Stagwell Agency Holdings LLC, as Holder

By: The Stagwell Group LLC, its Manager

/s/ Mark Penn
Signature of Stockholder
Manager
Title of Signatory

Date:	July 8, 2021

[Signature Page to Stagwell Amended and Restated Preferred Shares Consent]